Tempur Sealy Announces Closing of $800 Million Senior Notes Offering

LEXINGTON, KY, September 24, 2021 – Tempur Sealy International, Inc. (NYSE: TPX, “Tempur Sealy” or “Company”) today announced that it completed its offering of $800 million aggregate principal amount of 3.875% senior notes due 2031 (the “Notes”).

The Notes are senior unsecured obligations of the Company guaranteed by the same entities that guarantee its obligations under its existing credit facility. The Notes will pay interest semi-annually on October 15 and April 15 of each year beginning on April 15, 2022. The notes will mature on October 15, 2031.

Tempur Sealy intends to use the net proceeds from this offering partly to repay in full the outstanding balances under its Revolving Credit Facility and Accounts Receivable Securitization Facility and to use the balance for general corporate purposes.

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson said: “We are pleased to announce the closing of our long-term senior notes offering and want to thank our banking partners for their support in this significantly oversubscribed deal. The new long term debt permits us to continue strategically executing on our capital allocation philosophy in order to return value to shareholders and align our leverage closer to our target range of 2 to 3 times.”

The Notes were sold in a private offering only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act.

This announcement is not an offer to sell or a solicitation of an offer to buy any security. The Notes will not be or have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About the Company
Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a global leader in the design, manufacture and distribution of bedding products, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic, Sealy® featuring Posturepedic® Technology, and Stearns & Foster® and our non-branded offerings include value-focused private label and OEM products. Our distinct brands allow for complementary merchandising strategies and are sold through third-party retailers, our Company-owned stores and e-commerce channels. This omni-channel strategy ensures our products are offered wherever and however consumers want to shop.

Lastly, we accept our global responsibility to serve all stakeholders, our community and environment. We continue to implement programs consistent with our responsibilities.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com